EXHIBIT 23.1

                        Consent of Independent Auditors

      We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33- XXX) pertaining to the Employee Stock Option Agreement - William R. Stoddard, Employee Stock Option Agreement - John M. Williams, Employment Agreement - William R. Stoddard, Employment Agreement - Durand Smith, Employee Stock Option Agreements - Mondis Nkoy, Agreement (Regarding Shares in Lieu of Cash Salary) - William R. Stoddard in Lieu of Cash Wages of Cyclopss Corporation of our report dated May 5, 1998, with respect to the consolidated financial statements of Cyclopss Corporation included in its Annual Report (Form 10-KSB) for the year ended February 28, 1998, filed with the Securities and Exchange Commission.


                                  /s/ Ernst & Young, LLP

Salt Lake City, UT
May 7, 1999